Exhibit 99.1

N e w s R e l e a s e

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (May 6, 2010)
BAKER REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
     PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today announced its financial results for the first quarter of 2010.
     As announced earlier, in 2009 the Company sold its former Energy business and, as a result of this disposition, the financial results of the former Energy segment have been reclassified as discontinued operations for all periods presented in the consolidated financial statements. The information contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-Q, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations.
     For the quarter, Baker reported net income from continuing operations of $4.6 million, or $0.52 per diluted share, on revenues of $111.7 million, compared to net income from continuing operations of $6.3 million, or $0.70 per diluted share, on revenues of $115.1 million in the first quarter of 2009.
     The three percent decrease in first-quarter 2010 revenue was related to the Company’s Federal business segment, which had a net decline of $6.3 million in work performed on contracts with FEMA, and a $6.2 million decrease in work performed for the Company’s unconsolidated subsidiary operating in Iraq. Partially offsetting this decline in the Federal segment was an increase of $2.1 million related to a contract to provide facility design services and an increase in total project incentive awards of $0.5 million compared to the first quarter of 2009. The Company’s Transportation business segment had period-over-period revenue growth of eight percent, related primarily to increases on new and existing contracts.
     Operating income from continuing operations before corporate overhead allocations in the Federal business segment for the first quarter of 2010 was $8.1 million, a decrease of 21 percent compared to the first-quarter 2009. This is due primarily to the aforementioned decrease in revenue, as well as a decrease in utilization and decreased margin related to project mix compared to the first quarter of 2009, partially offset by the previously mentioned project incentive awards.
     Operating income from continuing operations before corporate overhead allocations in the Transportation segment for the first quarter of 2010 was $4.3 million, a decrease of eight percent compared to the first-quarter 2009. This decline is mainly attributable to a decrease in margins related to project mix and higher corporate overhead costs due to acquisition-related costs.
     The Company’s provision for income taxes was 37.5 percent at March 31, 2010, and 39.0 percent at March 31, 2009.
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ADD ONE — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2010

     Total backlog for continuing operations March 31, 2010 was $1.53 billion, compared to $1.43 billion at December 31, 2009. Of these totals, $456 million and $461 million, respectively, are considered funded backlog. Included in funded backlog at March 31, 2010, was $26 million related to the Company’s FEMA Risk MAP Program and $34 million related to the FEMA Map Modernization Program.
     On the balance sheet as of March 31, 2010, the Company had cash and investment balances of $120 million and no debt.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory, said, “We had a challenging start to 2010, as most of our operations were negatively impacted by the severe weather across the U.S. However, we rebounded very nicely at the end of the quarter, and we expect to continue this momentum throughout the remainder of the year.” In reference to the Company’s previous announcement regarding the acquisition of The LPA Group, he added that, “We are pleased to welcome The LPA Group and its team of highly talented people to the Baker family, and we anticipate a strong contribution from them over the last eight months of 2010.”
     Michael Baker Corporation (www.mbakercorp.com) provides architecture, engineering and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With more than 2,900 employees in nearly 90 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Friday, May 7, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 877-769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems, and acquisition-related activity. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act
of 1995.)
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ADD TWO — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2010
FINANCIAL SUMMARY
(Unaudited)

	For the quarter ended March 31,
First Quarter Operating Results	2010	2009
(In thousands, except earnings per share)
Revenues	$111,660	$115,084

Gross profit	21,519	22,683

Operating income	6,920	9,247

Income before noncontrolling interest and income taxes	7,665	10,289

Net income from continuing operations attributable to Michael Baker Corporation	4,613	6,276

(Loss)/income from discontinued operations	(628)	1,563

Net income attributable to Michael Baker Corporation	$3,985	$7,839

Earnings per share:
Basic-continuing operations	$0.52	$0.71
Diluted-continuing operations	0.52	0.70
Basic-net income	0.45	0.89
Diluted-net income	$0.45	$0.88

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ADD THREE — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2010

	For the quarter ended March 31
(In millions)	2010	2009

Revenues
Transportation	$50.9	$47.0
Federal	60.8	68.1

Total revenues	$111.7	$115.1

Income/(loss) from operations before Corporate overhead
Transportation	$4.3	$4.7
Federal	8.1	10.3

Total segment income from operations before Corporate overhead	12.4	15.0

Less: Corporate overhead
Transportation	(2.8)	(2.2)
Federal	(2.9)	(3.4)

Total Corporate overhead	(5.7)	(5.6)

Total income/(loss) from operations
Transportation	1.5	2.5
Federal	5.2	6.9
Corporate/Discontinued operations income/(expense)	0.2	(0.2)

Total income from operations	$6.9	$9.2

Backlog

	As of
	March 31,	December 31,
(In millions)	2010	2009

Funded	$456.3	$461.3
Unfunded	1,071.2	963.9

Total	$1,527.5	$1,425.2

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ADD FOUR — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2010
Condensed Consolidated Balance Sheets

	As of
	March 31,	December 31,
(In thousands)	2010	2009

ASSETS
Cash and cash equivalents	$105,126	$105,259
Short term investments and available for sale securities	15,091	4,655
Proceeds receivable — Energy sale	—	9,965
Receivables, net	72,196	76,455
Unbilled revenues on contracts in progress	54,824	49,605
Prepaid expenses and other	5,947	5,407

Total current assets	253,184	251,346

Property, plant and equipment, net	13,638	12,578
Goodwill and other intangible assets, net	9,692	9,702
Other long-term assets	6,180	5,218

Total assets	$282,694	$278,844

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$33,229	$31,948
Accrued compensation and insurance	29,810	32,576
Billings in excess of revenues on contracts in progress	17,390	19,102
Other accrued expenses	15,230	13,363

Total current liabilities	95,659	96,989

Other long-term liabilities	8,926	8,115

Total liabilities	104,585	105,104

Common Stock	9,403	9,403
Additional paid-in capital	50,106	49,989
Retained earnings	123,120	119,135
Accumulated other comprehensive loss	(352)	(333)
Less — Treasury shares	(4,761)	(4,761)

Total Michael Baker Corporation shareholders’ investment	177,516	173,433
Noncontrolling interests	593	307

Total shareholders’ investment	178,109	173,740

Total liabilities & shareholders’ investment	$282,694	$278,844

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